Exhibit 10.4
MEMORANDUM OF AGREEMENT
Dated: 2nd June 2010

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

MOTIVATION MARINE LTD
hereinafter called the Sellers, have agreed to sell, and
GENERAL MARITIME CORPORATION or their guaranteed nominee
hereinafter called the Buyers, have agreed to buy

Name: M/T CRUDESUN

Classification Society/Class: Det Norske Veritas

Built: 2007	By: Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Flag: Greece	Place of Registration: Piraeus

Call Sign: SZUA	Grt/Nrt: 157,844/108,567

Register Number: 9322279
hereinafter called the Vessel, on the following terms and conditions:
Definitions
“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated In Clause 8.
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.
“Classification Society” or “Class” means the Society referred to in line 4.
1.      Purchase Price US$ 96,000,000 (Ninety six million United States Dollars)
2.      Deposit
As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within three (3) New York banking days ~~from the date of this Agreement~~ after both parties have signed this agreement by fax/email exchange and all subjects are lifted. This deposit shall be placed with the Sellers nominated bank in London or Monaco or Switzerland and held by them in a joint account for the Sellers or their nominee and the Buyers or their nominee, to be released in accordance with joint written Instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.
3.      Payment
The ~~said~~ balance Purchase Price shall be paid in full free of bank charges to the Sellers nominated bank in London or Monaco or Switzerland (non Eurozone) on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given. The day on which the Notice of Readiness is given shall not be included for the purpose of counting the number of days in the preceding sentence. ~~in accordance with Clause 5.~~

4.	Inspections
The Buyers have waived their right to inspect the Vessel and the Class Records and have accepted same. The Buyers have the right to inspect the Vessel and Class records but it does not constitute a subject to the sale, therefore this sale is outright and definite with delivery ‘asis’, subject only to the terms and conditions of this Agreement.
~~a)*~~	~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at in on and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~b)*~~ 	~~The Buyers shall have the right to inspect the Vesscel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel, Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine leg books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of the Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	~~4a) and 4b) alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 30,15, 10,5 and 3 days notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection~~/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage free of cargo ~~at~~/in Sellers’ option worldwide excluding areas prohibited by the United States of America’s, UN’s or EU’s laws and regulations

In the Sellers’ option.

Expected time of delivery: Between 15th October 2010 and 15th December 2010, a schedule to be mutually decided upon.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 31st December 2010

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers or their brokers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof ~~including those~~ but excluding the requirement to give advance advice to Buyers of the expected readiness of the Vessel contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect however buyers do not waive right to receive applicable notices. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

The Sellers to keep the Buyers informed about the itinerary of the Vessel.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

~~a)**~~ 	~~The Sellers shall place the Vessel in drydock at the part of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~ 	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to-the satisfaction of the Classification Society. If the conditions at the part of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the-Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest lead line are found broken, damaged defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the part of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the now port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

The Sellers are not required to drydock the Vessel. Sellers shall give Buyers 4 days notice of the intended place where the vessel will be available for underwater inspection subject to prompt availability, within 10 days of signing the MOAs. It is noted that the Buyers wish to take the vessel promptly. Notwithstanding anything in this clause, the Sellers shall not be held in default pursuant to clause 14 should the Buyers be unable to arrange and underwater diving inspection at a suitable port by the cancelling date.

The Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the vessel. In the event that the Buyers fail to declare their right of underwater inspection as hereinabove mentioned or non-attendance of their nominated divers within 24 (twenty four) hours after the vessel is ready in all respects for said underwater inspection, the Buyers shall be deemed to have waived such underwater inspection and the Sellers may tender Notice of Readiness in accordance with the provisions of this Agreement.

The Sellers shall at their cost make the Vessel available for such underwater inspection. The extent of the underwater inspection shall be in accordance with the Classification Society practices. If the conditions at the port of delivery are unsuitable for such underwater inspection, to be decided by Class, the Sellers shall make the vessel available at a suitable alternative place near to the delivery port. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s Classification Society, the Sellers are to pay for the cost of the underwater inspection and the Classification Society attendance, otherwise the Buyers are to pay for the cost of underwater inspection and the Classification Society attendance.

If damage affecting Classification Society is found but Classification Society do not require same to be until the next scheduled drydocking, the Buyers shall have to take delivery of the Vessel with such damage unrepaired. The Sellers shall pay the Buyers the direct cost of repairs required to repair said damage affecting Classification Society to the satisfaction of the Classification Society without condition/recommendation excluding tank cleaning, desluging, drydocking and general services expenses. The Buyers and the Sellers shall each approach a major shipyard in Asia (Dubai-China range) promptly to determine the direct cost of repairs based upon the repairs being carried out in Asia (Dubai-China range) excluding the costs of tank cleaning, deslugging, drydocking and general services expenses as mentioned above. The direct cost shall be based upon the arithmetic average of the quotations from the above (2) major shipyards and the amount to be paid shall be final and binding. The Sellers shall pay the Buyers as soon as possible but within 5 (five) running days after delivery of the Vessel.

If damage affecting Classification Society is found and Classification Society require same to be repaired immediately, then the Sellers shall drydock the Vessel and repair such damage to the satisfaction of the Classification Society without condition/recommendation at their cost and time in accordance with Clause 6 of this Agreement. During such drydocking, the Buyers have the right to have 2 (two) representatives attend at the Buyers sole risk and expenses and to paint the Vessel’s bottom and to carry out other minor works, subject to the Sellers’ approval which is not to be unreasonably withheld, without interference to the Sellers’ repair works but always excluding hot works, in drydock, against the Buyers signing the Sellers’ usual Letter of Indemnity and provided such attendance and painting does not interfere with the Sellers’ work. If the Sellers’ work is completed whilst the Buyers’ painting work is still in progress then delivery shall be in drydock.

If the vessel is required to be drydocked in accordance with the provisions hereof, notwithstanding Clause 5 hereof, the Vessel shall be delivered at the port of the dockyard and the cancelling date as per Clause 5 hereof shall be automatically extended to cover all the time for positioning to, waiting for, any carrying out the drydock and the repairs required by Classification Society but limited to a maximum of 30 (thirty) running days. The contents of Clause 5c will apply in that instance as well.

c)	If the Vessel is drydocked pursuant to Clause ~~6 a) or~~ 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers work requires such additional time, the Sellers may upon completion of the Sellers work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	~~6 a and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

If Sellers’ works are completed before Buyers’ works (if any), and if Buyers’ work will be completed before the expiration of the three (3) days notice of readiness, the Seller will shift the Vessel out of drydock to a place of delivery before the expiration of the three (3) day period.

If the Buyers accept delivery of the Vessel in drydock, the Sellers shall deliver to the Buyers at the time of closing evidence that the Sellers have satisfied their financial obligations to the drydock, shipyard or other similar facility, and to any subcontractors, and that such drydock, shipyard or other similar facility and subcontractors waive any and all right to detain, arrest or attach the Vessel for any financial obligation of the Sellers to such drydock, shipyard or other similar facility and subcontract, including but not limited to tugboats engaged to assist the Vessel to depart from the drydock or shipyard or other similar facility.

For the avoidance of doubt, the vessel will not be delivered under this clause 6 at any port prohibited by the United States of America, the European Union or the United Nations.
7.      Spares/bunkers, etc.
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore excluding models.All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyer’s property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores ~~and provisions~~ shall be included in the sale and be taken over by the Buyers without extra payment Provisions and bonds are property of crew and are to be taken over and paid for by the Buyers at a price to be agreed with Vessel’s Master and/or Chief Steward as representative of crew but if Buyers do not wish to take over and pay for such provisions and bonds then it shall be at Master’s discretion to remove same or leave on board free of charges to Buyers excluding bonded cigarettes which cannot be taken ashore by law.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): All items on hire such as but not limited to, Wilhesen Gas bottles and Videotel Library together with the officers ’/masters ’/crews’ personal effects, computers, spos, portable cargo holds cleaning equipment sass (contracted) are excluded. Tempus system. Further items will be advised.
The Buyers shall take over the remaining bunkers and unused/unbroached lubricating oils and grease in storage tanks and sealed drums and pay the  ~~current net market price~~ Sellers’ net invoiced price against supporting invoices,  ~~(excluding barging expenses) at the port and date of delivery of the Vessel~~. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.
8.	Documentation
The place of closing: London or Piraeus (in Sellers option)
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, as described in any attached Addendum to this Agreement ~~namely:~~
~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~
~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~
At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same. The vessel HSEOMS, VRP, CAVCP, SOPEP, SSP and SSA will be removed and no copies shall be given to Buyers. Vessel’s CSR will remain on board following delivery under this Agreement. Original SMC and ISSC will be removed but Buyers will have the right to take copies.

9.	Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.
10.	Taxes, etc.
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.
11.	Condition on delivery
The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over on asis basis. National/International trading certificates (namely safety construction, safety radio, safety equipment, loadline) valid at the time of delivery. CSM up to date but extension acceptable, ~~as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~
~~“Inspection” In this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date~~ .
~~*~~	~~Notes, If any , in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

At the time of delivery, the Vessel will be delivered in Class without recommendations affecting class.
12.	Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.
13.	Buyers’ default
Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest at 10 percent per annum.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest at 10 percent per annum.
14.	Sellers’ default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in  ~~line 61~~ Clause 5b) the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in Clause 5b)  ~~line 61 and new Notice of Readiness given~~, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fall to give Notice of Readiness by the date stipulated in Clause 5b)  ~~line 61~~ or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with Interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.
15.	Buyers’ representatives
After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. -~~upon arrival at on or about~~ These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.
16.	Arbitration
a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts ~~1950 and 1979~~ 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, falling which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~e)*~~	 ~~Any dispute arising out of this Agreement shall be referred to arbitration at, subject to the procedures applicable there. The laws of shall govern this Agreement.~~

~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~
17) The sale is to be an all cash transaction and Buyers /Sellers to discuss the possibility of issuing warrants to Sellers. The agreement is subject to a successful equity issuance of General Maritime Corporation stock within three weeks of this agreement being signed.
18) In consideration of the Buyers agreement to take delivery of the Vessel on expiry of their charterparties from TMT, rather than in the delivery window of 15th June/15th August 2010, it is agreed that the buyers will be compensated with a reduction of the price at US$20,000 per day for every day after 1st September up to and including the day of delivery.
19) As per the SHIPMAN 98, Shipmangement Agreement, it is agreed that Crew Management (Box 5), Technical Management (Box 6), Insurance Arrangements (Box 8) of the Vessel to remain with Metrostar Management Corp. and Commercial/financial and all corporate responsibilities to be with General Maritime. Metrostar Management Corp. will document the scope of their Shipmanagement duties in individual Shipmanagement Agreements in the SHIPMAN 98 form (as amended) for the Vessel.

20) This Agreement is to be kept strictly private and confidential save for any disclosure required by the securities laws of the United States of America.
21) This agreement is to be governed by the Master Agreement of even date.

FOR THE BUYERS	FOR THE SELLERS

/s/ J.P. Tavlarios J.P. Tavlarios	/s/ Achilleas Stergiou Achilleas Stergiou
President	President
This document is a computer generated copy of “SALEFORM 1993” printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.